Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

ECHO DCL, LLC

and

SG ECHO, LLC

dated as of

September 17, 2020

i

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 17, 2020, is entered into between ECHO DCL, LLC a Texas limited liability company (“Seller”) and SG ECHO, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of the design, manufacture and sale of permanent and relocatable modular and intermodal buildings (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets of the Business, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Ancillary Documents” means the documents, agreements and instruments described in Section 3.02 and such other documents, agreements and instruments required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.20(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“BTH Credit Line” means a revolving loan facility entered into between Seller and BTH Bank, N.A. on May 1, 2020 with an outstanding principal balance in the approximate amount of $500,000.

“BTH Credit Line Payoff” has the meaning set forth in Section 2.03(c).

“BTH Lender” has the meaning set forth in Section 2.03(c).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means the accounting firm that may be engaged by Buyer to render accounting and other financial services, from time to time.

“Buyer’s Indebtedness Advances” has the meaning set forth in Section 2.03(d).

“Buyer’s Mortgage” has the meaning set forth in Section 2.03(d).

“Cash Consideration” has the meaning set forth in Section 2.05.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Cash Amount” has the meaning set forth in Section 2.03(a).

“Closing Cash Deficiency” has the meaning set forth in Section 2.03(a).

“Closing Cash Target” means $316,432.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.07(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” has the meaning set forth in Section 4.03(b).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.07(a)(i) of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.07(a)(i) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Due Diligence” shall have the meaning set forth in Section 6.02.

“Due Diligence Period” shall have the meaning set forth in Section 6.02.

“Earn Out Determination Date” has the meaning set forth in Section 2.06(h).

“Earn Out Notice of Objection” has the meaning set forth in Section 2.06(g).

“Earn Out Payment” has the meaning set forth in Section 2.06.

“Earn Out Shares” has the meaning set forth in Section 2.06(a).

“Earn Out Statement” has the meaning set forth in Section 2.06(f).

“Earn Out Statement Resolution Period” has the meaning set forth in Section 2.06(h).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Buyer’s attorneys, Ruta Soulios & Stratis, LLP.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Exchange Cap” has the meaning set forth in Section 2.06(e).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(m).

“First Earn Out Payment” has the meaning set forth in Section 2.06(a).

“First Earn Out Period” has the meaning set forth in Section 2.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GLOC Loans” means the loans or other indebtedness of the Seller (including an Affiliate) under one or more Guidance Lines of Credit.

“GLOC Loan Balance” means the aggregate outstanding principal and interest due under the GLOC Loans as of the Closing Date, or $616,228.

“GLOC Loan Payoff” has the meaning set forth in Section 2.03(a).

“Government Contracts” has the meaning set forth in Section 4.08(a)(viii)

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), including NASDAQ, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“ICON Acquisition” means Seller’s acquisition of the ICON Business on February 28, 2020 under an asset purchase agreement and other documents and instruments that were executed and delivered by the respective parties in connection therewith.

“ICON Business” means the business and assets, including but not limited to the Owned Real Property, of ICON Construction, Inc.

“ICON Debt Service” means, collectively, the monthly principal and interest payments due from Seller under (i) an obligation to Sasha Bell under a non-compete pay-out in the approximate amount of $10,000 per month; (ii) an obligation to ICON Creditors Committee in the approximate amount of $2,500 per month; and (iii) an obligation to RE/MAX in the approximate amount of $14,250 per month.

“ICON Lenders” has the meaning set forth in Section 2.03(b).

“Indebtedness Escrow Amount” means $150,000.

“Indebtedness Escrow Fund” has the meaning set forth in Section 3.02(c)(iii).

“Indemnification Escrow Amount” means $150,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 3.02(c)(ii).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.06(h).

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (h) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(c).

“ITEC RoFR” means a right of first refusal on behalf of Buyer (or its Affiliate) to purchase the business and assets of Industrial Truck & Equipment Coating, LLC.

“ITEC RoFR Agreement” means an agreement between Buyer and Seller in the form of Annex III to this Agreement evidencing the ITEC RoFR.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Long-Term Lease” means a lease for the Buyer’s long-term occupancy of the Owned Real Property in the form annexed as Annex I to this Agreement, executed by Seller, as landlord, and Buyer (or its Affiliate), as tenant

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customers” has the meaning set forth in Section 4.15(a).

“Material Suppliers” has the meaning set forth in Section 4.15(b).

“Multiemployer Plan” has the meaning set forth in Section 4.20(c).

“Nasdaq” has the meaning set forth in Section 2.06(d).

“Nasdaq Listing Application” has the meaning set forth in Section 2.06(d).

“Net Income” shall mean gross revenues less cost of goods sold, selling, general and administrative expenses, operating expenses, depreciation, interest, taxes, and other expenses, but shall not include revenues earned or expenses incurred by Seller under that certain contract between SG Blocks and Seller dated August 2020 for construction of a mixed-used project in Flamingo, Florida.

“Owned Real Property” means the real property and all improvements thereon at Seller’s current facilities located at 2719 Big Lots Parkway, Durant, OK 74701.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 4.12(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Products” has the meaning set forth in Section 4.26.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchase Price Adjustment Escrow Amount” means $106,438.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 3.02(c)(i).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.20(c).

“Real Estate RoFR” means a right of first refusal on behalf of Buyer (or its Affiliate) to purchase the Owned Real Estate,

“Real Estate RoFR Agreement” means an agreement between Buyer and Seller in the form of Annex II to this Agreement evidencing the Real Estate RoFR.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the design, manufacture and sale of permanent and relocatable modular and intermodal buildings.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Second Earn Out Payment” has the meaning set forth in Section 2.06(b).

“Second Earn Out Period” has the meaning set forth in Section 2.06.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(j).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means the accounting firm that may be engaged by Seller to render accounting and other financial services, from time to time.

“SG Blocks” has the meaning set forth in Section 2.06(a).

“Single Employer Plan” has the meaning set forth in Section 4.20(c).

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Target Working Capital” means $532,187.64.

“Tax Clearance Certificate has the meaning in Section 6.15.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means North America.

“Third Earn Out Payment” has the meaning set forth in Section 2.06(c).

“Third Earn Out Period” has the meaning set forth in Section 2.06.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Union” has the meaning set forth in Section 4.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Disputed Amounts” has the meaning set forth in Section 2.07(b)(iii).

“Working Capital Notice of Objections” has the meaning set forth in Section 2.07(b)(ii).

“Working Capital Resolution Period” has the meaning set forth in Section 2.07(b)(ii).

“Working Capital Review Period” has the meaning set forth in Section 2.07(b)(i).

“Working Capital Undisputed Amounts” has the meaning set forth in Section 2.07(b)(iii).

ARTICLE II
PURCHASE AND SALE

Section 2.01. Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) cash and cash equivalents, which will be in an amount of not less than the Closing Cash Target;

(b) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d) all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e) all Intellectual Property Assets;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(g) the ICON Business recently acquired by Seller;

(h) all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.18(b) and Section 4.19(b) of the Disclosure Schedules, to the extent permitted to be assigned or transferred under applicable Law;

(i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, to the extent permitted to be assigned or transferred under applicable Law, but specifically excluding Actions relating to any Excluded Assets;

(j) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(k) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets, to the extent permitted to be assigned or transferred under applicable Law;

(l) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, to the extent permitted to be assigned or transferred under applicable Law, but specifically excluding benefits, rights and proceeds relating to any Excluded Assets;

(m) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(n) all goodwill and the going concern value of the Business.

Section 2.02. Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c) all Benefit Plans and assets attributable thereto;

(d) the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents; and

(f) any assets that are not permitted to be assigned or transferred pursuant to applicable Law

Section 2.03. Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall only assume and agree to pay, perform and discharge the Liabilities of Seller set forth on Schedule 2.03 (collectively, the “Assumed Liabilities”), and no other Liabilities.

(a) Seller and Buyer agree that effective as of the Closing Date, Buyer shall, pay the GLOC Loan Balance directly to the lender under the GLOC Loan (the “GLOC Loan Payoff”); provided, however, that the difference between the amount paid by Buyer to effectuate the GLOC Loan Payoff and the actual amount of cash conveyed and delivered to Buyer through the acquisition of the Purchased Assets (the “Closing Cash Amount”) shall be deemed, and included in the calculation of, Buyer’s Indebtedness Advances for purposes of Section 2.03(d). Notwithstanding the foregoing, if the Closing Cash Amount is less than the Closing Cash Target (a “Closing Cash Deficiency”), Buyer shall have no obligation to effectuate a GLOC Loan Payoff, and Seller and Buyer shall negotiate in good faith with respect to Buyer’s recoupment of a Closing Cash Deficiency before Buyer is responsible for the GLOC Loan Payoff.

(b) Seller and Buyer agree that effective as of the Closing Date, and for the 12-month period thereafter, Buyer shall advance to Seller an amount equal to pay the monthly principal and interest payments due under the ICON Debt Service, which Seller will promptly pay over to the respective lenders of the ICON Debt Service (the “ICON Lenders”) and provide proof of payment thereof to Buyer.

(c) Seller and Buyer agree that effective as of the Closing Date, and for the 12-month period thereafter, Buyer shall, at Buyer’s option, either (i) advance to Seller an amount equal to pay the monthly principal and interest payments due under the BTH Credit Line, which Seller will promptly pay over to the lender under the BTH Credit Line (the “BTH Lender”); or (ii) pay the monthly principal and interest payments due under the BTH Credit Line directly to the BTH Lender on account of the Seller. If, after the expiration of such 12-month period, Seller has not fully satisfied the outstanding principal and interest due under the BTH Credit Line and caused the BTH Lender to release and terminate any Encumbrances on the Purchased Assets arising out of the BTH Credit Line (a “BTH Credit Line Payoff”), Buyer may pay the outstanding principal and interest due under the BTH Credit Line and any such amounts paid by Buyer will be deemed, and included in the calculation of, Buyer’s Indebtedness Advances for purposes of Section 2.03(d).

(d) The aggregate monthly advances by Buyer with respect to the ICON Debt Service and the BTH Credit Line during the 12-month period set forth in Sections 2.03(b) and (c) above, shall not exceed $345,000. The aggregate sums advanced or otherwise expended by Buyer in accordance with Sections 2.03(a), (b) and (c) above, including, but not limited to, a GLOC Loan Payoff, the ICON Debt Service, monthly payments of the BTH Credit Line and a BTH Credit Line Payoff (the “Buyer’s Indebtedness Advances”) shall be withheld and deposited into the Indebtedness Escrow Fund and deducted from the consideration due to Seller, if any, under the First Earn Out Payment and Second Earn Out Payment (if necessary) and Third Earn Out Payment (if necessary) as set forth in Sections 2.06(a), (b) and (c) below. To the extent Buyer’s rights to withhold and deduct from the Earn Out Payments are insufficient to enable Buyer to recoup the Buyer’s Indebtedness Advances, any such deficiency will be satisfied: (i) from the Indebtedness Escrow Fund; and (ii) if the deficiency amount exceeds the amount in the Indebtedness Escrow Fund, from the Purchase Price Adjustment Escrow Fund and, if necessary, the Indemnification Escrow Fund. To the extent Buyer’s rights to withhold and deduct from the Earn Out Payments, Buyer’s rights to the Indebtedness Escrow Fund and Buyer’s rights to the Purchase Price Escrow Fund and Indemnification Escrow Fund under this Section 2.03(d) are insufficient to enable Buyer to recoup the Buyer’s Indebtedness Advances, then Buyer (or SG Blocks) may prepare and file and record a mortgage (the “Buyer’s Mortgage”) against the Owned Real Property securing the amount of such deficiency as of the effective date of the filing of the Buyer’s Mortgage. Seller covenants that as long as the Buyer’s Mortgage is in effect, Seller (or an Affiliate), shall not, directly or indirectly, sell, assign, convey, lease, license or grant or permit any Encumbrance that relates to the Owned Real Property without the prior written consent of Buyer, which may be granted or withheld in Buyer’s sole and absolute discretion

(e) Notwithstanding anything to the contrary in this Section 2.03 of the Disclosure Schedules, Buyer’s willingness to make or incur the Buyer’s Indebtedness Advances shall not be construed as an assumption of any liability or indebtedness of Seller, including but not limited to the GLOC Loan, the ICON Debt Service or the BTH Credit Line, which shall not be deemed Assumed Liabilities hereunder, and no lender or creditor of Seller shall be deemed an intended beneficiary hereunder.

Section 2.04. Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy and indemnify and hold Buyer and its Affiliates (and their respective officers and directors) harmless from and against, any liability (actual or contingent) relating to the Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) all Liabilities in respect of any trade accounts payable of Seller to third parties in connection with the Business that remain unpaid or delinquent as of the Closing Date but only to the extent that such Liabilities thereunder arose or are required to be performed before the Closing Date, whether or not they were incurred in the ordinary course of business, relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder arose or are required to be performed before the Closing Date, whether or not they were incurred in the ordinary course of business, relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(c) any Liabilities of Seller arising or incurred in connection with the ICON Acquisition, other than those that are specifically identified as Assumed Liabilities (“Assumed ICON Business Liabilities”);

(d) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(e) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.14; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(f) any Liabilities relating to or arising out of the Excluded Assets;

(g) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(h) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller prior to the Closing, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller prior to the Closing;

(i) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(j) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(k) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(l) any trade accounts payable of Seller (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(m) any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(n) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(o) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(p) any indebtedness of Seller or Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions;

(q) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order;

(r) any Liabilities owed by Seller to its Affiliates;

(s) any Liabilities incident to, or arising out of, the conduct of the Business of Seller up to and including the Closing Date; and

(t) any Liabilities incident to, or arising out of, non-ordinary course liabilities of Seller not reflected in the Balance Sheet or Seller’s Disclosure Schedules.

Section 2.05. Purchase Price. The aggregate purchase price for the Purchased Assets and Assumed Liabilities shall be $1,059,600, subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”). The Purchase Price shall be paid in cash at Closing (the “Cash Consideration”).

Section 2.06. Earn-Out Payments. In addition to the Purchase Price, Seller shall be entitled to the following “Earn Out Payments” based upon the actual Net Income of the Business during the 3-month period beginning on the first day of the first full month that is 3 months after the Closing Date (the “First Earn Out Period”), the 3-month period following the First Earn Out Period (the “Second Earn Out Period”) and the 3-month period following the Second Earn Out Period (the “Third Earn Out Period”).

(a) First Earn Out Period. Buyer will pay Seller an amount equal to one hundred percent (100%) of the Net Income actually received by Buyer from the Business during the First Earn Out Period (the “First Earn Out Payment”), fifty (50%) percent in cash and, subject to the receipt of all necessary approvals, including the approval by the stockholders of Buyer of the proposed issuance as may be required in accordance with the rules of The Nasdaq Stock Market, fifty (50%) percent in shares of restricted common stock of SG Blocks, Inc. (“SG Blocks”), an Affiliate of Buyer, based on a price per share of $2.50, free and clear of all Encumbrances, with all necessary transfer tax and other revenue stamps, if any, required (the “Earn Out Shares”), on or before the date thirty (30) days from the end of the First Earn Out Period; provided, however, that 100% of the First Earn Out Payment will be paid into and held in the Indebtedness Escrow until the amount of the First Earn Out Payment so deposited into the Indebtedness Escrow Fund is not less than the anticipated aggregate amount of the Buyer’s Indebtedness Advances. To the extent any portion of the First Earn Out Payment cannot be paid in Earn Out Shares, such portion of the First Earn Out Payment shall be paid in cash.

(b) Second Earn Out Period. Buyer will pay Seller an amount equal one hundred percent (100%) of the Net Income actually received by Buyer from the Business during the Second Earn Out Period (the “Second Earn Out Payment”), fifty (50%) percent in cash and, subject to the receipt of all necessary approvals, including the approval by the stockholders of Buyer of the proposed issuance as may be required in accordance with the rules of The Nasdaq Stock Market, fifty (50%) percent in Earn Out Shares, on or before the date thirty (30) days from the end of the Second Earn Out Period; provided, however, that 100% of the Second Earn Out Payment will be paid into and held in the Indebtedness Escrow until the total amount of the First Earn Out Payment and Second Earn Out Payment so deposited into the Indebtedness Escrow Fund is not less than the anticipated aggregate amount of the Buyer’s Indebtedness Advances. To the extent any portion of the Second Earn Out Payment cannot be paid in Earn Out Shares, such portion of the Second Earn Out Payment shall be paid in cash.

(c) Third Earn Out Period. Buyer will pay Seller an amount equal one hundred percent (100%) of the Net Income actually received by Buyer from the Business during the Third Earn Out Period (the “Third Earn Out Payment”), fifty (50%) percent in cash and, subject to the receipt of all necessary approvals, including the approval by the stockholders of Buyer of the proposed issuance as may be required in accordance with the rules of The Nasdaq Stock Market, fifty (50%) percent in Earn Out Shares, on or before the date thirty (30) days from the end of the Third Earn Out Period; provided, however, that 100% of the Third Earn Out Payment will be paid into and held in the Indebtedness Escrow until the total amount of the First Earn Out Payment, Second Earn Out Payment and Third Earn Out Payment so deposited into the Indebtedness Escrow Fund is not less than the anticipated aggregate amount of the Buyer’s Indebtedness Advances. To the extent any portion of the Third Earn Out Payment cannot be paid in Earn Out Shares, such portion of the Third Earn Out Payment shall be paid in cash.

(d) Nasdaq Approval. Buyer shall use its commercially reasonable efforts, (i) to the extent required by the rules and regulations of Nasdaq Stock Market (“Nasdaq”), to cause SG Blocks to prepare and submit to Nasdaq a notification form for the listing of the Earn Out Shares and to cause the Earn Out Shares to be approved for listing (subject to official notice of issuance); and (ii) to the extent required by Nasdaq Marketplace Rule 5110, to cause SG Blocks to file an initial listing application for the Company’s Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the issuance of any Option Shares. The Parties and SG Blocks will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Seller will cooperate with Buyer as reasonably requested by Buyer with respect to the Nasdaq Listing Application and promptly furnish to the Buyer all information concerning the Seller and its members that may be required or reasonably requested in connection with any action contemplated by this Section 2.06.

(e) Nasdaq Cap. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall SG Blocks be obligated to issue Earn Out Shares under this Agreement more than an aggregate of number of shares of its common stock constituting 19.99% of its outstanding shares on the date hereof (the “Exchange Cap”).

(f) Each Earn Out Payment will be accompanied by a certified statement (an “Earn Out Statement”) prepared by or on behalf of Buyer showing in reasonable detail the amount of Net Income received by Buyer from the Business during the applicable Earn Out Period and the calculation of the corresponding Earn Out Payment, if any.

(g) After receipt of an Earn Out Statement, Seller shall have thirty (30) days to review such Earn Out Statement and notify Buyer in writing of the number of Earn Out Shares, if any, to be issued in lieu of cash. At Seller’s request, Buyer shall deliver to Seller supporting materials as are reasonably required to understand and verify the accuracy of the amounts set forth, and all calculations made in, the Earn Out Statement. Unless Seller delivers written notice to Buyer on or prior to the thirtieth (30th) day after receipt of such Earn Out Statement specifying in reasonable detail all disputed items and the basis therefor (an “Earn Out Notice of Objection”), Seller shall be deemed to have accepted and agreed to such Earn Out Statement. Any Earn Out Statement Notice of Objection shall include only objections based on (i) mathematical errors in the computation of net income and/or an Earn Out Payment; (ii) whether an item should be included in, or excluded from, the Earn Out Statement based on the definition of Net Income; or (iii) any written agreement entered into between Seller and Buyer regarding a modification of the calculation of an Earn Out Payment.

(h) If Seller provides an Earn Out Statement Notice of Objection within such thirty (30) day period, Seller and Buyer shall, within thirty (30) days following Buyer’s receipt of such Earn Out Statement Notice of Objection (the “Earn Out Statement Resolution Period”), negotiate in good faith to resolve their differences and any resolution by them (evidenced in writing) as to any disputed amounts shall be final, binding and conclusive on all parties hereto. If a dispute remains at the conclusion of the Earn Out Statement Resolution Period, then all amounts remaining in dispute shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants (other than Seller’s Accountants or Buyer’s Accountants) (the “Independent Accountant”) appointed by Buyer and Seller by mutual agreement within five (5) days after the expiration of such Earn Out Statement Resolution Period. All fees and expenses relating to the work, if any, to be performed by the Independent Accountant shall be borne by Seller and Buyer in proportion to the percentage of the total amount in dispute that is resolved in their favor. The Independent Accountant shall determine and resolve only those issues in dispute. The Independent Accountant’s determination shall be made within sixty (60) days after the submission of the dispute to the Independent Accountant, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive on all parties hereto. The date on which the disputed Earn Out Payment is finally determined pursuant to this Section 2.06(h) shall be referred to as an “Earn Out Determination Date”.

(i) Within five (5) Business Days after an Earn Out Determination Date, if an Earn Out Payment is due and payable to Seller, then Buyer shall pay such Earn Out Payment to Seller by wire transfer of immediately available funds to the account or accounts designated in writing by Seller and issuance of the Earn Out Shares. In the event Buyer fails to timely pay any undisputed Earn Out Payment pursuant to this Agreement, interest shall accrue on such unpaid Earn Out Payment at the rate of five percent (5%) per annum and be added to and paid with the cash portion of the Earn Out Payment.

Section 2.06. Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i) Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be in the form of Section 2.07(a)(i) of the Disclosure Schedules (the “Closing Working Capital Statement”), and (B) a certificate of an officer the of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.07(a)(i) of the Disclosure Schedules.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Target Working Capital. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment; provided, however, that no such payment will be due and owing to Seller to the extent such payment is less than any unrecouped amounts of the Buyer’s Indebtedness Advances. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(b) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Working Capital Review Period”) to review the Closing Working Capital Statement. During the Working Capital Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Working Capital Notice of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Working Capital Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer written notice setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Working Capital Notice of Objections”). If Seller fails to deliver the Working Capital Notice of Objections before the expiration of the Working Capital Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Working Capital Notice of Objections before the expiration of the Working Capital Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Working Capital Notice of Objections (the “Working Capital Resolution Period”), and, if the same are so resolved within the Working Capital Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Working Capital Notice of Objections before expiration of the Working Capital Resolution Period, then any amounts remaining in dispute (“Working Capital Disputed Amounts” and any amounts not so disputed, the “Working Capital Undisputed Amounts”) shall be submitted to the Independent Accountant who, acting as an expert and not arbitrator, shall resolve the Working Capital Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Working Capital Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Working Capital Notice of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Working Capital Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Working Capital Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. Any payment of the Post-Closing Adjustment owed by Seller to Buyer shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement: (X) from the Purchase Price Adjustment Escrow Fund, and (Y) to the extent the amount of the Post-Closing Adjustment exceeds the amount available in the Purchase Price Adjustment Escrow Fund, from the Indemnification Escrow Fund. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to six percent (6%) per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.07 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(d) Offset. In addition to Buyer’s rights with respect to the Purchase Price Adjustment Escrow Fund, the Indemnification Escrow Fund, the Indebtedness Escrow Fund and Buyer’s rights to withhold and retain Earn Out Payments in accordance with Sections, 2.06(a), (b) and (c) Buyer shall have the right to withhold and set-off against any Earn Out Payments or other amounts that may be due to Seller under this Agreement; provided, however, that, except for Buyer’s rights with respect to Earn Out Payments as set forth in Sections, 2.06(a), (b) and (c), in which case Buyer may withhold, set off against and deposit into the Indebtedness Escrow all Earn Out Payments without giving notice to Seller regardless of the amount of set-off, Buyer may not offset in an amount in excess of $50,000 (in the aggregate) without first giving written notice to Seller, in which case Seller and Buyer will seek to resolve the events giving rise to the offset in good faith. In the event such good faith efforts are unsuccessful, or the parties are unable to achieve a mutually acceptable resolution within 30 days (unless that time period is extended by the written agreement of Seller and Buyer), then the dispute will be submitted to binding mediation. During the pendency of such mediation, the funds subject to Buyer’s proposed offset will be held in escrow by Buyer’s attorney in accordance with an escrow agreement in substantially the form of the Escrow Agreement.

Section 2.07. Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within ten (10) days after to the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within twenty (20) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to Section 2.08 herein shall be allocated in a manner consistent with the Allocation Schedule. Notwithstanding the foregoing, the Buyer’s good-faith estimate of the Purchase Price Allocation is attached hereto as Exhibit 2.08.

Section 2.08. Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.09. Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(e) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
CLOSING

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ruta Soulios & Stratis, LLP, 211 East 43rd Street, 24th Floor, New York, NY or remotely by exchange of documents and signatures (or their electronic counterparts), at such time after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) which the Parties expect to occur on or about September 21, 2020, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02. Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) the Escrow Agreement duly executed by Seller;

(ii) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv) assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v) the Long Term Lease, duly executed by Seller;

(vi) the Real Estate RoFR Letter Agreement, duly executed by Seller;

(vii) the ITEC RoFR Letter Agreement, duly executed by Seller;

(viii) a limited power of attorney with respect to the ownership and operation of the Purchased Assets, payment of the GLOC Loan, Seller’s Debt Service and BTH Credit Line and the filing of the BTH Credit Line Mortgage, in form and substance satisfactory to Buyer and duly executed by Seller;

(ix) the Seller Closing Certificate;

(x) the FIRPTA Certificate;

(xi) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(k) and Section 7.02(l);

(xii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Cash Consideration, less the Purchase Price Adjustment Escrow Amount and the Indemnification Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) the Escrow Agreement duly executed by Buyer;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Long Term Lease, duly executed by Buyer (or its Affiliate);

(v) the Real Estate RoFR Agreement, duly executed by Seller (or its Affiliate);

(vi) the ITEC RoFR Agreement, duly executed by Seller (or its Affiliate);

(vii) the Buyer Closing Certificate;

(viii) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(g) and Section 7.03(h).

(c) At the Closing, Buyer shall deliver to the Escrow Agent:

(i) the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Seller in Section 2.07(b)(vi) and Section 2.03(d);

(ii) the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in Article VIII and the obligations of Seller in Section 2.07(b)(vi) and Section 2.03(d);

(iii) the Indebtedness Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indebtedness Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Seller in Section 2.03(d);and

(iv) the Escrow Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules attached to this Agreement, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof. The Disclosure Schedule shall be arranged in sections corresponding to each section and subsection of this Article IV.

Section 4.01. Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Texas and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Except as set forth in Section 4.01 of the Disclosure Schedules, Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Seller previously has delivered to Buyer true and complete copies of its certificate of formation and operating agreement as presently in effect.

Section 4.02. Authority of Seller. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03. No Conflicts; Consents. Seller is not in violation or default (i) of any provision of its the certificate of formation, operating agreement or other organizational documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, mortgage contract or purchase order to which it is a party or by which it is bound. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Seller; (b) to the best of Seller’s Knowledge, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Except as set forth on Schedule 4.03 of the Disclosure Schedules, there are no notices, authorizations, consents, licenses, permits, waivers, assignments and other approvals and actions that are necessary in connection with the execution and delivery by Seller of this Agreement and the Ancillary Documents and consummation by Seller of the transactions contemplated hereby and thereby, under any Law or Contract to which Seller is a party or to which the Purchased Assets are subject (collectively, “Consents”). No authorization, consent, registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to the Seller in connection with the execution and delivery by Seller of this Agreement and the Ancillary Documents or the consummation by Seller of the transactions contemplated hereby and thereby, except for such filings, authorizations, registrations, consents, declarations, filings or notice which, in the aggregate, would not have a Material Adverse Effect.

Section 4.04. Financial Statements. True, correct and complete copies of the financial statements consisting of the balance sheet of the Seller for each year in which Seller has been in operation since 2017 and the related statements of income and retained earnings, partners’ equity and cash flow for the years then ended (the “Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Seller as of June 30, 2020, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the 6-month period then ended (the “Interim Financial Statements” and together with the Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. Except as set forth on Schedule 4.04, the Financial Statements have not been rendered untrue, incomplete or unfair as representations of the financial condition or results of operations of the Seller by the subsequent discovery of events or occurrences, which should have been reflected in such Financial Statements. The balance sheet of the Business as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of June 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary and to maintain asset accountability. Seller has established disclosure controls and procedures for Seller and designed such disclosure controls and procedures to ensure that material information relating to Seller is made known to their officers by others. The managers of Seller have evaluated the effectiveness of Seller’s controls and procedures. Since the date of the Balance Sheet, there have been no changes in any of Seller’s internal controls or other factors that could significantly affect Seller’s internal controls.

Section 4.05. Liabilities. Except as set forth in Schedule 4.05, the Financial Statements reflect all debts, liabilities, obligations or commitments of Seller related to the Business of a type or nature that would be required to be reflected on a balance sheet, except those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount. Except as set forth in the Financial Statements, neither the Business nor the Purchased Assets are subject to any liability upon or with respect to, subject to or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, liability or obligation of any other Person and there is no basis for the assertion of any such claim or liability.

Section 4.05. Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06. Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth on Schedule 4.07, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) declaration or payment of any distributions on or in respect of any of Seller’s membership interests or redemption, purchase or acquisition of Seller’s membership interests;

(c) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) entry into any Contract that would constitute a Material Contract other than in the ordinary course of business;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(j) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(k) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m) material capital expenditures which would constitute an Assumed Liability;

(n) imposition of any Encumbrance upon any of the Purchased Assets;

(o) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(p) hiring or promoting any person as or to (as the case may be) a senior executive position or hiring or promoting any employee below such position except to fill a vacancy in the ordinary course of business;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(u) amendment or change to Seller’s Operating Agreement or other organizational documents;

(v) any Tax election made, or change to Seller’s method of Tax accounting or settled any claim for Taxes;

(w) settlement of any Action by Seller; or

(x) any Contract or agreement, whether in writing or otherwise, to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07. Material Contracts.

(a) Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.11(a) of the Disclosure Schedules and all Intellectual Property Agreements, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $5,000 and which, in each case, cannot be cancelled without penalty or without more than thirty (30) days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable at-will;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

(xiv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.08.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08. Title to Purchased Assets. Seller has good and marketable title to or a valid leasehold interest in all of the Purchased Assets, free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.09 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(e) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Except as set forth on Schedule 4.08, as of Closing none of the Purchased Assets or the use thereof: (i) is subject to any easements or restrictions or to any Liens , or to any rights of others of any kind of nature whatsoever; (ii) encroaches or infringes on the property or rights of another; or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law. There are no agreements or arrangements between Seller and any third person, which have any adverse effect upon Seller’s title to or other rights respecting the Purchased Assets. Further, and not in limitation of any of the foregoing provisions of this Section 4.08, except as described in Schedule 4.08:

(i) Seller has the full right and power to transfer the Assets;

(ii) Seller has the right to bring actions for the infringement of its interest and proprietary rights in, all of the Purchased Assets;

(iii) Seller has no present or future obligation or requirement to compensate any person with respect to any of the Purchased Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of such assets and the sale of the Purchased Assets does not trigger any such rights or similar rights;

(iv) the ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by Seller to any person does not and will not violate any license or agreement of the Seller with any person or infringe any right of any other person;

(v) there are no express or implied warranties outstanding with respect to any products or services provided by Seller, except as set forth on Schedule 4.08 or may be provided by law; and

(vi) none of the present or former employees of Seller own directly or indirectly, or has any other right or interest in, in whole or in part, any of the Purchased Assets and each has signed an assignment of any inventions to the Seller; and

(viii) the Purchased Assets constitute all rights necessary for the Seller to conduct the Business as now conducted.

Section 4.9. Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, inventory, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10. Real Property.

(a) Except for the Owned Real Property, there is no real property, buildings, fixtures, structures or improvements situated thereon, easements, rights-of-way or other rights and privileges appurtenant thereto that are owned by Seller or used in or necessary for the conduct of the Business as currently conducted. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired the Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect thereto. With respect to the Owned Real Property:

(i) Seller has good and marketable fee simple title, free and clear of all Encumbrances;

(ii) Except for the Long Term Lease, Seller has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof; and

(iii) Except for the Real Estate RoFR, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(b) Seller does not lease, sublease, license or sublicense any real property that is used in or necessary for the conduct of the Business as currently conducted.

(c) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Owned Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Owned Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Owned Real Property as currently operated. The uses for which the buildings, facilities and other improvements located on the Owned Real Property are zoned do not restrict or impair the use of the Owned Real Property for purposes of the Business of Seller. Neither the whole nor any material portion of any Owned Real Property has been damaged or destroyed by fire or other casualty.

(d) The Owned Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

(e) Seller has delivered to Buyer true and complete copies of the following: (i) all deeds pursuant to which Seller acquired title and (ii) all owner’s policies of title insurance, together with copies of listed exceptions to title, covering the Owned Real Property. Seller has peaceful, undisturbed and exclusive possession of the Owned Real Property. Seller has not received notice of any outstanding claims under any expired leases or subleases to which the Seller is or was a party.

(f) The Owned Real Property and all present uses and operations of the Owned Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property; and the Owned Real Property and the continued use, occupancy and operation as used, occupied and operated in the conduct of the Business, do not constitute nonconforming uses and are not the subject of any special use permit under any Law.

(g) The Owned Real Property is in suitable condition for Seller’s Business as currently conducted and as currently contemplated to be conducted.

Section 4.11. Intellectual Property.

(a) Section 4.12(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used in the conduct of the Business as currently conducted.

(b) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets are all of the Intellectual Property necessary to operate the Business as presently conducted. The documentation relating to the Intellectual Property Assets is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets owned by the Seller. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(c) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on the same terms as they were owned or available for use by Seller immediately prior to the Closing.

(d) All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(e) The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate or unlawfully use the Intellectual Property or other rights of any Person. Seller has not received any communication alleging that Seller or any of its products, services, activities or operations infringe upon or otherwise unlawfully uses any Intellectual Property of a third party is there any basis for any claim of infringement or unlawful use. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(f) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

(g) All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past twelve (12) months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in a disruption or damage to the Business and that has not been fully remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(h) Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past twelve (12) months, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12. Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.13. Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. The Seller has no knowledge that any accounts receivable will not be collected.

Section 4.14. Customers and Suppliers.

(a) Section 4.15(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $5,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.15(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $5,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15. Insurance. Section 4.16 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16. Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17. Compliance With Laws; Permits.

(a) To Seller’s Knowledge, Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. To Seller’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with or cause the failure on the part of Seller to comply with, any applicable Law. Seller has not received notice regarding any violation of, conflict with or failure to comply with any applicable Law. No investigation or review by any Governmental Authority with respect to Seller is pending or, to the knowledge of Seller threatened.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect and none will be terminated or impaired or become terminable or impaired as a result of the transaction contemplated hereby. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.18(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse. modification or limitation of any Permit set forth in Section 4.18(b) of the Disclosure Schedules. No Person owns or has any proprietary, financial or other interest (direct or indirect) in the Permits.

Section 4.18. Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.19(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e) Section 4.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f) Section 4.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided or otherwise made available to Buyer and listed in Section 4.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets [or any real property currently or formerly owned, leased or operated by Seller in connection with the Business] which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j) Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 4.19(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Seller is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 4.19. Employee Benefit Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Business or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Business which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by Seller or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to Seller and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(g) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.20. Employment Matters.

(a) Section 4.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Seller is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c) Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) Seller has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e) Seller is not and has not been for the past three (3) years a party to any Government Contract OR With respect to each Government Contract, Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not and has not been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. Seller is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 4.21. Taxes.

(a) All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed with the appropriate tax authority. Such Tax Returns are, or will be, true, complete and correct in all respects, fairly present the information purported to be shown therein, and reflect in all material respects all liabilities for the applicable Taxes for the periods covered by such Tax Returns. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Except as disclosed on Schedule 4.22: (i) there is no Action currently proposed, threatened or pending against, or with respect to, Seller or the Purchased Assets in respect of any Taxes or Tax Return; (ii) no material issue has been raised in writing in any Tax examination with respect to Seller which could result in liability for Taxes for Seller for any period; (iii) Seller is not the beneficiary of any extension of time within which to file any Tax Return, nor has Seller made (or caused to be made on its behalf) any requests for such extensions; (iv) no claim is pending or, to the knowledge of Seller, threatened by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by such jurisdiction or that Seller must file Tax Returns; and (v) there are no Liens encumbering any of the assets of Seller with respect to Taxes (except where such Lien arises as a matter of Law prior to the due date for paying the related Taxes).

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(k) Seller has delivered to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller during the past two years. Seller has not waived (nor is subject to a waiver of) any statute of limitations in respect of Taxes nor has agreed to (nor is subject to) any extension of time with respect to a Tax assessment or deficiency.

(l) Seller has not received (and is not subject to) any ruling from any Tax Authority nor has it they entered into (or are subject to) any agreement with a Tax Authority.

(m) Seller is not a party to any Tax allocation or sharing agreement, or other agreement relating to the allocation or sharing of, or liability or indemnification for, taxes between Seller and any other Person. Seller has no liability for the Taxes of any other Person. Seller is not a party to any joint venture, partnership or other arrangement that is, or could be, treated as a partnership for federal income tax purposes.

Section 4.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.24. ICON Business. Seller is the sole and exclusive owner of the ICON Business, all of which was duly and validly purchased and acquired by, and sold, transferred and conveyed to Seller through the closing of the ICON Acquisition, free and clear of any Encumbrances. Except as set forth on Schedule 4.24, Seller (i) has fully performed all of its obligations to be performed under the ICON Acquisition; (ii) has not been notified that it is in breach of any obligation under the ICON Acquisition; and (iii) has not alleged, and has no basis for alleging, that the seller in the ICON Acquisition has failed to perform any of its obligations under the ICON Acquisition or is otherwise in breach thereof. Except as may be identified on Schedule 4.24, neither Seller or any of Seller’s Affiliates have any Liabilities arising from or relating to the ICON Acquisition.

Section 4.25. Solvency. Seller is on the date hereof solvent and able to pay its current liabilities as they become due. Immediately after the Closing (i) Seller expects to be able to pay all creditors in a timely manner; and (ii) no solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the Business is pending or is currently being contemplated by Seller or, to the knowledge of Seller is being threatened against Seller by any other Person. Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

Section 4.26. Product Warranty.

(a) Except as disclosed on Schedule 4.26, there are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed by Seller (“Products”).

(b) To Seller’s knowledge, all Products that have been or are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed by Seller have been and are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed in compliance with all Product specifications, all express and implied warranties and all requirements under applicable Law.

(c) To the Knowledge of Seller, there are no material design, manufacturing or other defects, latent or otherwise, with respect to any Product. To the Knowledge of Seller, there is no material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product. Seller has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability, product defect or liability for breach of warranty in excess of $5,000 (whether covered by insurance or not) on the part of Seller with respect to any Product.

(d) Seller has not in the past had any Product design and warranty claims or other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by it on or prior to date of the Closing.

Section 4.27. Bank Accounts. All payments made by Seller have been made in the ordinary course through banking channels.

Section 4.28. Powers of Attorney. Except as disclosed on Schedule 4.28, there are no outstanding powers of attorney executed by or on behalf of Seller in favor of any Person.

Section 4.29. Loans to or from Directors, Officers, Employees, or Consultants. Except as set forth on Schedule 4.29, Seller has not loaned any monies to or borrowed any monies from, any director, manager or employee of, or consultant to Seller.

Section 4.30. Accredited Investor Representations.

(a) The Seller, and each of their equity owners, is: (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under Securities Act of 1933, as amended (the “Securities Act”), by reason of Rule 501(a)(3), and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by Buyer or any of its Affiliates), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Equity Consideration Shares. Events. No “bad actor” disqualification event is applicable to the Seller for purposes of Rule 506 promulgated under the Securities Act.

(b) Seller is acquiring the Equity Consideration Shares for its own account for investment purposes only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof;

(c) All subsequent offers and sales of the Equity Consideration Shares by the Seller shall be made pursuant to registration under the Securities Act, or pursuant to an exemption from registration;

(d) Seller understands that the Equity Consideration Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Equity Consideration Shares;

(e) Seller has been furnished with all materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the Equity Consideration Shares which have been requested by the Seller. The Seller and its advisors, if any, have been afforded the opportunity to ask questions of Buyer and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Seller has also had the opportunity to obtain and to review SG Blocks’ Current Reports on Form 8-K filed from January 1, 2020 up to the Closing Date, Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020 and Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(f) Seller understands that its investment in the Equity Consideration Shares involves a high degree of risk;

(g) Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Equity Consideration Shares;

(h) Seller acknowledges that (1) the Equity Consideration Shares has not been registered under the provisions of the Securities Act and may not be transferred unless (A) subsequently registered thereunder, as provided for herein, or (B) the Seller shall have delivered to Buyer an opinion of counsel, reasonably satisfactory in form, scope and substance to Buyer, to the effect that the Equity Consideration Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of any security made in reliance on Rule 144 promulgated under the Securities Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of that security under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the Securities Act, may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

(i) Seller acknowledges and agrees that the stock certificates evidencing the Equity Consideration Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer thereof):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 4.23. Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, including, but not limited to, Due Diligence, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01. Organization of Buyer. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02. Authority of Buyer. Buyer has full power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04. Earn Out Shares. The Earn Out Shares are, and any shares of common stock of SG Blocks that may be issued in respect of the Earn-Out Payments will be, duly authorized, validly issued, fully paid and non-assessable. The Earn-Out Shares will not be issued in violation of: (i) any preemptive rights, rights of first refusal or other rights, and is not subject to any such rights; or (ii) any agreement or instrument to which SG Blocks is a party or otherwise bound. The Earn-Out Shares will be offered, issued, sold and delivered by SG Blocks in compliance with all applicable Laws assuming the accuracy of Seller’s representations to Buyer, which Seller acknowledge and agrees are being relied upon by SG Blocks in connection with the Earn-Out Shares.

Section 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05. Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06. Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.08. Disclosure. No representation or warranty by Buyer, or any statement or certificate furnished by Buyer to Seller pursuant to this Agreement or in connection with the Transaction, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading.

Section 5.09. Reliance. Each of Buyer’s representations and warranties in this Article V, as well as those made elsewhere in this Agreement and in the Ancillary Documents, will be deemed to be material and relied upon by the Seller.

Section 5.10. Due Diligence. Buyer has received all financial and other information related to the Business that it has requested from the Seller. Buyer has conducted its own independent review of the Business, the Acquired Assets, and the Assumed Liabilities and is relying solely on the representations and warranties in this Agreement together with Buyer’s own independent analysis of the information related to the Business that it received from the Seller.

Section 5.11. No Guarantee of Success. Subject to the adjustment to the Purchase Price based upon Target Working Capital, Buyer represents and warrants that it is fully aware that Seller will not make any guarantee that Buyer will be successful or will achieve any specific level of gross or net income in operating the Business after the Closing Date. Buyer acknowledges that the past success of the Business has resulted in large part from certain intangible factors that cannot be transferred to Buyer, including, but not limited to, the level of technical skills, management abilities, ability to communicate with clients and vendors, promotional and programs, and various situational and environmental factors that cannot be quantified, transferred, or assigned. These intangible factors also include the desire to hire and train staff, the level of competition within the industry, and the general economic climate. Buyer acknowledges that it is fully aware that the purchase of the Business constitutes a significant change to that Business. Accordingly, the foregoing intangible factors will impact future profitability in a manner that cannot be predicted.

ARTICLE VI
COVENANTS

Section 6.01. Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02. Access to Information. From the date hereof until September [ ], 2020, unless extended by mutual consent of the parties or as automatically extended to the extent Seller has not complied with this Section 6.02 (the “Due Diligence Period”) Buyer, directly or through its Representatives, may conduct a due diligence investigation (“Due Diligence”) into all matters relating to the Business and the Seller that Buyer deems advisable. Without limiting the foregoing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Owned Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Owned Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Owned Real Property. Any Due Diligence pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03. No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, Seller shall promptly advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04. Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05. Employees and Employee Benefits.

(a) Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by Buyer, with respect to those employees of the Business who become employed by Buyer, or an Affiliate of Buyer, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code.

(e) Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to a two (2) year employment agreement with an annual salary and other terms and conditions to be determined by Buyer; provided, however that such agreements will include a valid with a no-compete clause.

(f) Each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

Section 6.06. Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07. Non-Competition; Non-Solicitation.

(a) For a period of twelve (12) months commencing on the Closing Date (the “Restricted Period”), none of Seller, Mike Ames or Chris Jarrard shall, or permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5%/ or more of any class of securities of such Person.

(b) During the Restricted Period, none of Seller, Mike Ames or Chris Jarrard shall, or permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Each of Seller, Mike Ames and Chris Jarrard acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each of Seller, Mike Ames and Chris Jarrard acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e) This Section 6.07 shall be subject to the terms and conditions of any employment or consulting agreement executed between Buyer and any equity owner or Affiliate of Seller.

Section 6.08. Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09. Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10. Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12. Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.13. Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.14. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.15. Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.16. Lock-up. Seller covenants and agrees that it will not sell or otherwise transfer, make any short sale of, grant any option, right or warrant for the purchase of, or dispose of, or enter into any similar transaction relating to any Equity Consideration Shares or Earn-Out Shares received by it under this Agreement for one hundred eighty (180) days following its receipt of the securities from SG Blocks.

Section 6.16. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all Consents referred to in Section 4.03 in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Buyer is satisfied with the results of such Due Diligence, in Buyer’s sole and absolute discretion.

(b) Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e) All Consents listed on Section 4.03 of the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(h) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(i) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(j) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(m) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(n) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(e) Buyer shall have delivered the Purchase Price Adjustment Escrow Amount, the Indemnification Escrow Amount and the Indebtedness Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.23, Section 4.24, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, and (ii) Section 4.19, Section 4.20 and Section 4.22 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02. Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted , existing or arising on or prior to the Closing Date.

Section 8.03. Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04. Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $50,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.18, Section 4.19, Section 4.21, Section 4.22, Section 4.23, Section 5.01, Section 5.02 and Section 5.04.

(d) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05. Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event,, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06. Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to five percent (5%) per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Seller.

Section 8.07. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08. Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be, unless the Indemnified Party had actual knowledge that such warranty or representation was inaccurate under the documents or materials delivered by the Indemnifying Party during Due Diligence.

Section 8.09. Exclusive Remedies. Subject to Section 2.07(d), Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
TERMINATION

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date on September ___, 2020, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that Buyer may terminate this Agreement if the condition set forth in Section 7.02(a) has not been satisfied in Buyer’s sole and absolute discretion;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date on September ___, 2020, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 6.06 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Echo DCL, LLC

12720 Hillcrest Road

Suite 1045

Dallas, TX 75230

Facsimile:
E-mail:
Attention:

with a copy to:	Braden M. Wayne

Steckler Gresham Cochran, PLLC

12720 Hillcrest Road, Suite 1045

Dallas, Texas 75230

Facsimile:

Email:

If to Buyer:	SG ECHO, LLC

195 Montague Street

14th Floor

Brooklyn, NY 11210

Facsimile:
E-mail:
Attention: Paul Galvin, Manager

with a copy to:	Ruta Soulios & Stratis, LLP

211 East 43rd Street

24th Floor

New York, NY 10017

Facsimile:
E-mail:
Attention: Steve Soulios, Esq.

Section 10.03. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06. Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Annexes and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08. No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF KINGS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ECHO DCL, LLC (Seller)

By	/s/ Mike Ames
Name:	Mike Ames
Title:	CEO

SG ECHO, LLC (Buyer)

By	/s/ Paul Galvin
Name:	Paul Galvin
Title:	Manager

Agreed to solely with respect to ITEC RoFR described in Section 3.02(a) and (b):

INDUSTRIAL TRUCK & EQUIPMENT COATING, LLC

By:	/s/ Mike Ames
Name:	Mike Ames
Title:	CEO

Agreed to solely with respect to Sections 2.06 (a) through (e), Section 4.29 and Section 5.04:

SG BLOCKS, INC.

By:	/s/ Paul Galvin
Name:	Paul Galvin
Title:	Chairman and CEO

Agreed to solely with respect to Section 6.07

/s/ Mike Ames
MIKE AMES

/s/ Chris Jarrard
CHRIS JARRARD